EMPLOYMENT AGREEMENT

                  This Employment Agreement is dated as of March 16, 1999, and is entered into between Foamex International, Inc., a Delaware corporation ("Company"), and John Johnson ("Executive").

                  WHEREAS, Executive and the Company desire to embody in this Agreement the terms and conditions of Executive's employment by the Company.

                  NOW, THEREFORE, the parties hereby agree:

                                   ARTICLE I.

                     Employment, Duties and Responsibilities

                   1.1. Employment. Executive shall be employed as President and Chief Executive Officer of the Company. Executive hereby accepts such employment. Executive agrees to devote his full business time and efforts to promote the interests of the Company; provided, however, the foregoing shall not prevent the Executive from devoting a portion of his time and efforts to his personal affairs or serving on the boards of other for profit and not for profit entities so long as such activities do not materially interfere with the performance of his duties hereunder and provided that, with respect to serving on the board of any for profit entity, the Executive has obtained the prior consent of the Board of Directors of the Company (the "Board"). Executive currently serves as a member of the Board of Directors of McWhorter Technologies, Inc. and as a Trustee of Drexel University, and the Company hereby consents to his so serving. The Executive shall perform his duties at the principal executive offices of the Company in Linwood, Pennsylvania, except for required travel on the Company's business. During the Term the Executive also shall be nominated for appointment to the Board of Directors of the Company as a voting Director. Provided Executive satisfies the Performance Criteria described in Section 3.1(c) for fiscal year 1999, the Board will consider him for appointment as Chairman thereof.

                   1.2. Duties and Responsibilities. Executive shall have such duties and responsibilities as are consistent with his positions including, but not limited to, full authority for operating, personnel (including officer positions, subject to approval by the Board), and capital expenditures decisions, subject to the supervision of the Board.

                                   ARTICLE II.

                                      Term

                   2.1. Term. (a) The term of Executive's employment under this Agreement (the "Term") shall commence on March 16, 1999 (the "Effective Date") and shall have an initial term of two years; provided, however, that on each anniversary of the Effective Date commencing March 16, 2000, the Term shall be automatically extended for one additional year, unless either party hereto gives written notice of its election not to so extend the Term at least 30 days prior to the applicable anniversary date.

                  (a)(b) Executive represents and warrants to the Company that
(i) neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates or will violate the provisions of any other agreement to which he is a party or by which he is bound; and (ii) except for obligations to maintain confidentiality of certain information relating to previous employers which will not unreasonably interfere with the performance of his duties hereunder, there are no agreements by which he is currently bound relating to employment or which contain any post-employment restrictions whatsoever.

                                  ARTICLE III.

                            Compensation and Expenses

                   3.1. Salary, Bonuses and Benefits. As compensation and consideration for the performance by Executive of his obligations under this Agreement, Executive shall be entitled to the following (subject, in each case, to the provisions of ARTICLE V hereof):

                  (a) Salary. The Company shall pay Executive on a biweekly basis a base salary during the Term ("Base Salary"), payable in accordance with the normal payment procedures of the Company and subject to such withholdings and other normal employee deductions as may be required by law, at the rate of at least $500,000 per annum. The Base Salary will be reviewed annually by the Compensation Committee of the Board of Directors.

                  (b) Benefits. Executive shall participate during the Term in such pension, life insurance, health, disability and major medical insurance plans, and in such other senior executive officer benefit plans and programs, as may be maintained from time to time during the Term, in each case to the extent and in the manner available to other senior executive officers of the Company and subject to the terms and provisions of such plans or programs. Executive shall be entitled to an automobile lease allowance of up to $875 per month and shall be reimbursed for all related expenses such as repair, insurance, and gasoline. The Company shall pay the annual dues, assessments and business-related expenses incurred during the Term for the Executive's membership in one country club selected by the Executive and approved by the Company.

                  (c) Bonus. (i) The Executive shall be eligible to earn a fiscal year bonus of up to $500,000 during the Term ("Annual Bonus"), which shall be based upon the attainment of Company performance targets for that fiscal year, as measured against a written set of reasonable performance criteria for such fiscal year established by the Board following its review with the Executive of the Company's operating budget, financial position and business prospects for such fiscal year (the "Performance Criteria").

                           (ii) It is expressly agreed by the parties that with
respect to fiscal year 1999 the Annual Bonus shall not be less than $250,000 (the "Guaranteed Bonus") and shall be $500,000 if the Performance Criteria for the last half of the Company's 1999 fiscal year (which shall be established by the Board and Executive before the end of June 1999) is attained. The bonus for fiscal year 1999 and all subsequent years shall be paid within thirty (30) days after final determination by the Board of the amount payable, but in no event later than 100 days after the end of the fiscal year to which the bonus relates.

                           (iii) In the event the Executive dies or becomes
Disabled (as hereinafter defined) or the Executive's employment is terminated by the Executive for Good Reason (as hereinafter defined) or by the Company without Cause (as hereinafter defined), the Executive shall be eligible to receive and shall be awarded a pro rata portion of the Annual Bonus otherwise payable with respect to the fiscal year in which such event occurs.

                           (iv) The Annual Bonus may be awarded as part of a
bonus plan or other incentive compensation plan established by the Board for the Company's senior executive officers.

                  (d) Vacation. Executive shall be entitled to a paid vacation of no less than four (4) weeks per year, in accordance with Company policy (but not necessarily consecutive vacation weeks) for senior executive officers during the Term.

                  (e) Options. (i) Executive shall be granted options (the "Options") to purchase 750,450 shares of common stock of the

Company (the "Common Stock"), of which 50% shall be granted five days after the Effective Date at a price per share equal to the fair market value of a share of the Common Stock five days after the Effective Date, and the remaining 50% shall be granted 35 days after the Effective Date at a price per share equal to the fair market value of a share of Common Stock 35 days after the Effective Date. Such Options shall be granted under the Company's existing stock option plan to the extent shares are available for issuance thereunder, and shall be granted outside such plan to the extent of any excess. The Options shall be "incentive stock options" to fullest extent permissible under Section 422 of the Internal Revenue Code. The Options shall vest in equal installments on each of the first, second and third anniversaries after the Effective Date, provided, however, that in the event (i) a Change in Control (as hereinafter defined) occurs after six months following the Effective Date, (ii) the Executive's employment is terminated by the Company without Cause (as hereinafter defined), or by the Executive for Good Reason (as hereinafter defined, but except as a result of a Change in Control or a Going Private Transaction (as hereinafter defined) which occurs within six months after the Effective Date), or by reason of his death or Disability, the Options shall become immediately and fully exercisable. In the event that a Going Private Transaction occurs more than six months but less than 12 months after the Effective Date, one-third of the Options shall become immediately and fully exercisable. In the event that the Executive's employment is terminated for any reason other than a reason referenced in the second preceding sentence, all unvested Options shall lapse and be canceled. Upon any termination of employment, all Options which were vested or which vest as of the date of such termination shall continue to be exercisable for a period of (A) one year, if such termination is for a reason described in the third preceding sentence, and (B) 90 days from such date if such termination occurs for any other reason, and in any event shall thereafter lapse and be canceled. The preceding provisions of this Section 3.1(e) nothwithstanding, in the event that, within six months following the Effective Date, either (x) a Change in Control occurs, or (y) a transaction occurs which is not a Change in Control but as a result of which all of the Company's Common Stock ceases to be registered under the Securities Act of 1933 (a "Going Private Transaction"), all of the Options shall immediately terminate and be canceled. The Options shall be evidenced by a Stock Option Agreement substantially in the form attached hereto as Exhibit A.

                   3.2. Expenses. The Company will reimburse Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder during the Term, subject, however, to the Company's policies relating to business-related expenses as in effect from time to time during the Term.

                                   ARTICLE IV.

                                Exclusivity, Etc.

                   4.1. Exclusivity. Executive agrees to perform his duties, responsibilities and obligations hereunder efficiently and to the best of his ability. Except as set forth in Section 1.1, Executive agrees that he will devote his entire working time, care and attention and best efforts to such duties, responsibilities and obligations throughout the Term. Executive also agrees that during the Term he will not engage in any other business activities, pursued for gain, profit or other pecuniary advantage, that are competitive with the activities of the Company, except as permitted in Section 4.2 and Section
1.1. Executive agrees that all of his activities as an employee of the Company shall be in substantial conformity with all policies, rules and regulations and directions of the Company not inconsistent with this Agreement.

                   4.2. Other Business Ventures. Executive agrees that, so long as he is employed by the Company, he will not own, directly or indirectly, any controlling or substantial stock or other beneficial interest in any business enterprise which is engaged in, or competitive with, any business engaged in by the Company. Notwithstanding the foregoing, Executive may own, directly or indirectly, up to 1% of the outstanding capital stock of any business having a class of capital stock which is traded on any national stock exchange or in the over-the-counter market.

                   4.3. Confidentiality; Non-competition. (a) Executive agrees that he will not, at any time during or after the Term, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company, which he may have learned in connection with his employment. For purposes of this Agreement, a "trade or business secret, process, method or means, or any other confidential information" shall mean and include written information reasonably treated as confidential or as a trade secret by the Company. Executive's obligation under this Section 4.3(a) shall not apply to any information which (i) is known publicly; (ii) is in the public domain or hereafter enters the public domain without the fault of Executive;
(iii) is known to Executive prior to his receipt of such information from the Company, as evidenced by written records of Executive or (iv) is hereafter disclosed to Executive by a third party not under an obligation of confidence to the Company. Executive agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted in writing by the Company, any document or other object containing or reflecting any such confidential information. Executive recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole exclusive property of the Company. Upon termination of his employment hereunder, Executive shall forthwith deliver to the Company all such confidential information, including without limitation all lists of customers, correspondence, accounts, records and any other documents or property made or held by him or under his control in relation to the business or affairs of the Company, and no copy of any such confidential information shall be retained by him.

                  (b) If Executive's employment is terminated (i) by the Company for Cause, (ii) by the Executive other than for Good Reason, or (iii) by the Company without Cause or by the Executive for Good Reason within six months after the Effective Date, the Executive shall not for a period of two years from the date of such termination, directly or indirectly, whether as an employee, consultant, independent contractor, partner, or joint venturer, (i) perform any services for any entity which has material operations which directly compete with the Company in the sale of any products sold by the Company at the time of the termination of Executive's employment; (ii) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Company to terminate such person's contract of employment or agency, as the case may be, with the Company or (iii) divert, or attempt to divert, any person, concern, or entity from doing business with the Company, nor will he attempt to induce any such person, concern or entity to cease being a customer or supplier of the Company. If Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason more than six months after the Effective Date, the Executive shall be subject to the restrictions described in the preceding sentence for a period of one year from the date of such termination. In the event of a termination by the Company without Cause or by the Executive for Good Reason, the restrictions described in the two preceding sentences shall apply only if Executive is paid the severance described in
Section 5.5(b) hereof. Notwithstanding anything herein to the contrary, this
Section 4.3(b) shall not prevent the Executive from acquiring securities representing not more than 5% of the outstanding voting securities of any publicly held corporation.

                  (c) Executive agrees that, at any time and from time to time during and for two years after the Term, he will execute any and all documents which the Company may deem reasonably necessary or appropriate to effectuate the provisions of this Section 4.3.

                                   ARTICLE V.

                                   Termination

                   5.1. Termination by the Company. The Company shall have the right to terminate the Executive's employment at any time, with or without "Cause", subject to the specific contractual obligations of the Company to Executive described herein. For purposes of this Agreement, "Cause" shall mean
(i) substantial and continued failure by the Executive to perform his duties hereunder which results, or could reasonably be expected to result, in material harm to the business or reputation of the Company, which failure is not cured (if curable) by Executive within 15 days after written notice of such failure is delivered to Executive by the Company, (ii) gross misconduct including, without limitation, embezzlement, fraud, or misappropriation, or (iii) the commission of a felony.

                   5.2. Death. In the event Executive dies during the Term, this Agreement shall automatically terminate, such termination to be effective on the date of Executive's death.

                   5.3. Disability. In the event that Executive shall suffer a disability which shall have prevented him from performing satisfactorily his obligations hereunder for a period of at least 90 consecutive days, or 120 non-consecutive days within any 365 day period, the Company shall have the right to terminate this Agreement, such termination to be effective upon the giving of notice thereof to Executive in accordance with Section 6.5 hereof.

                   5.4. Termination by the Executive for Good Reason. This Agreement may be terminated by the Executive upon thirty (30) days prior written notice to the Company at any time within ninety (90) days after the occurrence of any of the following events, each of which shall constitute "Good Reason" for termination, unless otherwise agreed to in writing by the Executive: (i) there is a Change in Control of the Company (as hereinafter defined); (ii) the Company (including any subsidiaries in the aggregate) sell, lease or otherwise transfer all or substantially all of their assets to an entity which has not either assumed the Company's obligations under this Agreement or entered into a new employment contract which is mutually satisfactory to the Executive and such entity; (iii) a material diminution occurs in the duties or responsibilities of the Executive (e.g., the Executive is placed in a reporting relationship to anyone other than the Board) and such diminution is not cured within 15 days after written notice of the same is received by the Company; (iv) the Company's failure to pay compensation or grant Options as required hereunder and such failure is not cured within 15 days after written notice of the same is received by the Company; (v) the Executive is removed from the position of President or Chief Executive Officer; (vi) the principal executive offices of the Company are moved to a location more than fifty (50) miles from its current location; (vii) a liquidation or dissolution of the Company occurs; or (viii) a Going Private Transaction occurs within six months after the Effective Date.

                   5.5. Effect of Termination. (a) In the event of termination of Executive's employment for any reason, the Company shall pay to Executive (or his beneficiary in the event of his death) any Base Salary or other compensation earned but not paid to Executive prior to the effective date of such termination.

                  (b) In the event of termination of Executive's employment by the Company for reasons other than for Cause or Disability or by the Executive for Good Reason within six months after the Effective Date, the Company shall pay Executive, in a lump sum within 30 days after such termination, an amount equal to two times the sum of (x) the Executive's Base Salary plus (y) the Guaranteed Bonus. If the Executive's employment is terminated by the Company for reasons other than Cause or Disability or by the Executive for Good Reason more than six months after the Effective Date, the Company shall pay the Executive, in a lump sum within 30 days after such termination, the sum of (x) the Executive's Base Salary plus (y) the Guaranteed Bonus or, if higher, the Annual Bonus paid or payable to the Executive for the preceding fiscal year.

                  (c) In the event of a termination of Executive's employment by the Company for reasons other than Cause or Disability or by the Executive for Good Reason, the Company shall pay all premiums required for Executive to maintain medical continuation coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") for a period of up to 18 months, or for such shorter period as Executive is eligible for medical continuation coverage under COBRA.


                   5.6. Other Awards. The Executive's rights upon termination of employment with respect to stock options or other incentive awards not covered by this Agreement shall be governed by the terms and conditions in the respective stock option agreements or awards.

                   5.7. Full Settlement. Except as specifically provided in this Agreement, the Executive shall have no rights to compensation or benefits upon or after termination of employment except as may be specifically provided under the Company's employee benefit plans.

                   5.8. Change in Control. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if: (i) (A) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (a "Person"), other than (1) the Company, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (3) any corporation owned, directly or indirectly, by the stockholders of the Company as of the Effective Date, in substantially the same proportions as their ownership of common stock of the Company as of the Effective Date, (4) Trace International Holdings, Inc. ("Trace"), (5) the officers, directors or employees of the Company (collectively, the "Permitted Holders"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 35% of the combined voting power of the Company's then outstanding voting securities and (B) the percentage of the combined voting power of the Company's voting securities beneficially owned by such Person is greater than the percentage of the combined voting power of the Company's voting securities beneficially owned collectively, by Trace, Marshall Cogan or any other entities directly or indirectly controlled by Trace or Marshall Cogan; or (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

                   5.9.  Obligations Absolute; Withholding.

                  (a) The obligations of the Company under this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation (i) the Executive's receipt of compensation and benefits from another employer in the event that the Executive accepts new employment following the termination of his employment under this Agreement, or
(ii) any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or anyone else.

                  (b) All payments to the Executive under this Agreement may be reduced by applicable withholding by federal, state or local law.

                                   ARTICLE VI.

                                  Miscellaneous

                   6.1. No Mitigation. Executive shall not be required to mitigate damages resulting from his termination of employment.

                   6.2. Indemnification. In addition to all other rights the Executive may have under the Company's and any subsidiary's articles and bylaws, under any director and officer liability policy or as a matter of law, the Company, for itself and on behalf of all subsidiaries, shall defend, indemnify and hold Executive harmless from and against any and all claims, demands, actions, proceedings, losses, damages, and expenses (including reasonable attorneys' fees and court costs) arising out of the Executive's services as a director, officer and employee of the Company and its subsidiaries, to the fullest extent permitted under Delaware law. This Section 6.2 shall survive termination of this Agreement and Executive's employment with the Company for any reason whatsoever.

                   6.3. Benefit of Agreement; Assignment; Beneficiary. (a) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company's assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's beneficiary, devisee, legatee or other designee, or if there is no such designee, to the Executive's estate.

                  (b) The Company shall require any successor (whether direct or indirect, by operation of law, by purchase, merger/ consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                   6.4. Legal Fees. The Company shall reimburse Executive for all reasonable legal fees and expenses incurred in connection with the negotiation of this Agreement.

                   6.5. Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telegram or telex or by registered or certified mail, postage prepaid, with return receipt requested, addressed: (a) in the case of the Company to Foamex International, Inc., 375 Park Avenue, 11th Floor, New York, NY 10152, Attention: Philip N. Smith, Jr., or to such other address and/or to the attention of such other person as the Company shall designate by written notice to Executive; and (b) in the case of Executive, to John Johnson, at his then current home address as shown on the Company's records, or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

                   6.6. Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of Executive's employment during the term and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

                   6.7. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

                   6.8. Headings. The Article and Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                   6.9. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York without reference to the principles of conflict of laws.

                   6.10. Agreement to Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

                   6.11. Arbitration. Except for disputes with respect to
Article IV hereof, any dispute between the parties hereto respecting the meaning and intent of this Agreement or any of its terms and provisions shall be submitted to arbitration in New York, New York, in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

                   6.12. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

                   6.13. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

                   6.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date first above written.

                                    FOAMEX INTERNATIONAL, INC.

                                    By: ___________________________
                                        Name:
                                        Title:

                                    -------------------------------
                                    John Johnson